As filed with the Securities and Exchange Commission on July 30, 1998
                                                     Registration No. 333-56775

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GARDENBURGER, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     OREGON
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   93-0886359
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                        1411 S.W. Morrison St., Suite 400
                             Portland, Oregon 97205
                                 (503) 205-1500
               --------------------------------------------------
               (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                                Richard C. Dietz
               Executive Vice President, Chief Financial Officer,
                             Treasurer and Secretary
                        1411 S.W. Morrison St., Suite 400
                             Portland, Oregon 97205
                                 (503) 205-1500
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                              Mary Ann Frantz, Esq.
                    Miller, Nash, Wiener, Hager & Carlsen LLP
                              111 S.W. Fifth Avenue
                             Portland, Oregon 97204
                                 (503) 224-5858

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

                          ----------------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________________________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                               GARDENBURGER, INC.

                                1,162,790 SHARES

                                  COMMON STOCK

         Gardenburger, Inc. (the "Company") is registering for resale up to 1,162,790 shares (together with the additional shares that may be issued pursuant to anti-dilution provisions as discussed herein, the "Shares") of its common stock, no par value (the "Common Stock"), which may be issued upon the conversion of the Company's 7% Convertible Senior Subordinated Notes (the "Notes") held by Dresdner Kleinwort Benson Private Equity Partners LP (the "Selling Shareholder"). The Notes were issued by the Company in a private placement. See "Selling Shareholder." Additional shares that may become issuable as a result of the anti-dilution provisions of the Notes are also offered hereby pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby (the "Offering"). However, the conversion of all of the outstanding Notes into Common Stock would result in the cancellation of debt in the aggregate principal amount of $15,000,000. There can be no assurance that all or any part of the Notes will be converted into shares of Common Stock.

         The Selling Shareholder will pay all sales commissions and similar expenses related to the sale of the Shares offered hereby. The Company will pay all expenses related to the registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part.

         The Shares offered hereby may be sold from time to time in transactions (which may include block transactions) on The Nasdaq Stock Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholder and the brokers and dealers through which sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be deemed to be underwriters' compensation. See "Plan of Distribution."

         The Common Stock is quoted on the National Market tier of The Nasdaq Stock Market under the symbol "GBUR". The last reported sales price of the Common Stock on July 28, 1998, was $________ per share.

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
================================================================================
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                  The date of this Prospectus is July 29, 1998.

         No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements, and other information we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices at 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of these documents can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public on the SEC internet site (http://www.sec.gov).

         The Company has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be read or obtained as described above.

         The Company furnishes Annual Reports to its shareholders that contain financial statements which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:


         (1) Registration Statement on Form 8-A dated June 23, 1992, as supplemented by the description of the Company's Common Stock contained in Exhibit 99 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         (2) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 dated July 29, 1998;

         (3) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by Amendment No. 1 dated July 29, 1998; and

         (4)      Current Report on Form 8-K dated February 3, 1998.


         All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO INVESTOR RELATIONS, GARDENBURGER, INC., 1411 S.W. MORRISON STREET, SUITE 400, PORTLAND, OREGON 97205, (503) 205-1500.

                              CAUTIONARY STATEMENT

         THIS PROSPECTUS, AS WELL AS INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS SHOULD CONSIDER STATEMENTS LABELED WITH THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "INTENDS," "ANTICIPATES" OR "PLANS" TO BE UNCERTAIN AND FORWARD-LOOKING. IMPORTANT RISKS THAT COULD CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE DESCRIBED BELOW AND THOSE DESCRIBED IN THE COMPANY'S REPORTS FILED WITH THE SEC. SEE "AVAILABLE INFORMATION." GIVEN THESE RISKS AND UNCERTAINTIES, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS.

                                  RISK FACTORS


         RISKS ASSOCIATED WITH NATIONAL ADVERTISING CAMPAIGN. A major element of the Company's growth strategy includes a significant print and television media advertising campaign. The Company's past advertising and promotional activities focused primarily on print ads in food service trade publications, trade shows and radio advertising; the Company has had limited experience with large-scale national advertising. The Company's planned 1998 national advertising campaign consists of $4 million of print advertising and $11 million of television advertising, as compared to the $3.8 million spent solely on print advertising during 1997. Television advertising is relatively expensive compared to other forms of advertising. The $11 million to be expended on national television advertising during 1998 is the Company's first exposure to this particular medium. Consequently, there is no historical or empirical data available to the Company providing assurance that such a significant investment is prudent or will lead to increased revenues. Thus, the Company's increased emphasis on television advertising will significantly increase marketing expenses without any assurance that consumer demand will increase proportionately, if at all.


         PRODUCT CONCENTRATION; INTRODUCTION OF NEW PRODUCTS. The majority of the Company's net sales have been attributable to its flagship product, the Gardenburger(R) veggie patty. Sales of the Gardenburger(R) veggie patty and its variants accounted for substantially all of the Company's net sales in 1997. The Company believes that the Gardenburger(R) veggie patty will continue to constitute a substantial portion of net sales. Any decrease in the overall level of sales of, or the prices for, the Company's Gardenburger(R) veggie patty or the failure of demand for the Gardenburger(R) veggie patty to increase at the rate currently anticipated, whether as a result of competition, change in consumer demand, or other unforeseen events, could have a material adverse effect upon the Company's business, results of operations and financial condition.

         The Company plans to introduce several new products to its line of meat replacement products. There can be no assurance that the Company will be able to successfully introduce these new products or that any of the new products will gain market acceptance.

         CHANGING CONSUMER PREFERENCES. The Company's business is focused on providing products in response to the public's demand for foods that support overall health and fitness. Consumer demand for the Company's products is heavily reliant upon a continued public focus on the desirability of a healthy lifestyle, as well as the potential risks associated with eating meat and poultry products, including E. coli and salmonella. There can be no assurance that public emphasis on a nutritious, healthy diet will continue or that certain processes will not be developed and utilized to reduce risks associated with eating meat. For example, the FDA recently approved the irradiation of red meat, which could significantly reduce the risk of E. coli in hamburger. A decline in consumer demand for meat alternative products would have a material adverse effect upon the Company's business, results of operations and financial condition. Additionally, demand for the Company's products may be affected generally by consumer preferences, which are subject to frequent and unanticipated changes. The Company is dependent in significant part on its ability to continue to produce healthy and appealing products that anticipate, gauge and respond in a timely manner to changing consumer demands and preferences. Failure to anticipate and respond to changes in consumer preferences could lead to, among other things, lower sales, excess inventories, diminished consumer loyalty and lower margins. There can be no assurance that the current level of demand for the Company's products will be sustained or grow.

         CUSTOMER CONCENTRATION. In 1997, the Company's two largest accounts were Norpac and Sysco, which accounted for approximately 19 percent and 10 percent of the Company's revenues, respectively. There can be no assurance that sales to these accounts will not decrease or that these customers will not choose to replace the Company's products with those of competitors. The loss of either of these accounts or any significant decrease in the volume of products purchased by these customers would have a material adverse effect on the Company. Continuity of customer relationships is important and events that impact the Company's major customers, such as labor disputes, may have a material adverse effect on the Company.


         CONCENTRATION OF CAPACITY; RISKS ASSOCIATED WITH OPENING OF NEW FACILITY. The Company commenced operations at its new Utah facility during the first quarter of 1998 and may eventually transfer all manufacturing operations to the Utah facility if circumstances so warrant. There can be no assurance that the Company will not experience significant difficulties in its transition to the new facility, including, but not limited to, manufacturing delays, difficulties in maintaining product quality and its ability to hire and train a new workforce. In addition, the Company may experience higher than expected costs in connection with the transition. Any such difficulties could have a material adverse effect on the Company's business, results of operations and financial condition.

         COMPETITION. The market for meatless food products is highly competitive. The Company's competitors in the meatless patty segment may develop and market products perceived by consumers to be tastier, healthier, or otherwise more appealing than the Company's products. There can be no assurance that the Company will not experience competitive pressures, particularly with respect to pricing, that could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, other major food companies, many of which have substantially greater resources than the Company, may become more active in the meatless patty business, either directly or through the acquisition of smaller meatless patty companies.

         FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY. The Company has experienced significant quarterly fluctuations in operating results and anticipates that these fluctuations will continue in future periods. These fluctuations have resulted, in part, from varying prices of vegetables, new product introductions, expansion into new markets, sales promotions, the level of marketing expenditures and competition. The Company has in the past experienced fluctuations in sales due to seasonal changes in product demand, with net sales historically higher in the June and September quarters and lower in the March and December quarters. The Company expects these seasonal trends to continue for the foreseeable future. A significant portion of the Company's expenses is relatively fixed and the timing of increases in expenses is based in large part on the Company's forecasts of future sales. If sales are below expectations in any given period, the adverse effect on results of operations may be magnified by the Company's inability to adjust spending quickly enough to compensate for the sales shortfall. The Company may also choose to reduce prices or increase spending in response to market conditions, which could have a material adverse effect upon the Company's business, results of operations and financial condition.

         RAW MATERIALS SUPPLY. As with most food products, the availability and price of raw materials used in the Company's products may be affected by a number of factors beyond the control of the Company, such as economic factors affecting growing decisions, frosts, drought, floods, other weather conditions, various plant diseases, pests and other acts of nature. Key raw materials that are used in most varieties of Gardenburger(R) veggie patties include mushrooms, brown rice, onions, cheese and oats. The Company also manufactures patties that contain mostly soybeans. The supply and price of these agricultural products may be subject to change due to shortages caused by the above-listed factors. In addition, because the Company does not control the production of raw materials, it may be subject to delays caused by interruption in production of materials based on conditions not within its control. Such conditions include job actions or strikes by employees of suppliers, weather, crop conditions, transportation interruptions, and natural disasters or other catastrophic events. There can be no assurance that the Company will be able to obtain alternative sources of raw materials at favorable prices, or at all, if it experiences supply shortages.

         PRODUCT LIABILITY. The Company's business involves the preparation and processing of food products. The Company has from time to time received complaints and claims from consumers regarding ill effects allegedly caused by its products, but no lawsuit has ever been filed against it that had, or threatened to have, a material impact upon its operations. While there are no prior or pending claims to date that are expected to result in material liability, there can be no assurance that future claims will not be made or that any such claim will not result in adverse publicity for the Company or monetary damages, either of which could have a material adverse effect upon the Company's business, results of operations and financial condition. The Company currently maintains certain product liability insurance coverage, but there can be no assurance that such coverage will be sufficient to cover the cost of defense or related damages in the event of a significant product liability claim.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon the continued service of Lyle G. Hubbard, its President and Chief Executive Officer. The loss of his services could have a material adverse effect on the Company. Furthermore, the Company is dependent on its ability to identify, recruit and retain other key personnel. The competition for such employees is intense, and there can be no assurance the Company will be successful in such efforts. The Company does not currently carry key person insurance on any of its personnel.


         GOVERNMENT REGULATION. The manufacturing, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by various governmental agencies, principally the Food and Drug Administration ("FDA"). The FDA regulates the Company's products under the Federal Food, Drug and Cosmetic Act and related regulations. The Company's activities are also subject to regulation by the Federal Trade Commission. The Company's activities are also regulated by various agencies of the states, localities and foreign countries to which the Company distributes its products and in which the Company's products are sold. The Company believes that it presently complies in all material respects with the foregoing laws and regulations. There can be no assurance that future compliance with such laws or regulations will not have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company may become subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities or more stringent interpretations of current laws or regulations in the future. Although the Company is unable to predict the nature of such future laws, regulations, interpretations or applications, such requirements could include the reformulation of certain products to meet new standards, the recall or discontinuance of certain products that cannot be reformulated, imposition of additional record-keeping requirements, expanded documentation of the properties of certain products, expanded or different labeling, and scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company's business, results of operations and financial condition.


         LIMITED PROTECTION OF INTELLECTUAL PROPERTY. The Gardenburger(R) trademark and other trademarks are important to the Company's commercial success. Although the Company aggressively takes steps to protect its rights in these trademarks, including obtaining registration of the trademarks in the United States and other countries as it deems appropriate, there can be no assurance that third parties will not infringe or misappropriate the Company's trademarks.


         The Company's recipes and production processes are protected as trade secrets. The Company does not hold any patents covering its products or production methods. Trade secret protection can last indefinitely so long as appropriate precautions are taken to avoid disclosure. Although the Company seeks to protect its trade secrets through confidentiality agreements and appropriate contractual provisions, some or all of the trade secrets and other know-how that the Company considers proprietary could be developed independently by others, could otherwise become known by others or could be deemed to be in the public domain.

         VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock has been and will likely continue to be subject to significant fluctuations in response to variations in quarterly operating results, future announcements concerning the Company or its competitors, the introduction of new products or changes in product pricing policies by the Company or its competitors, weather patterns and other acts of nature that may be perceived to affect the Company's sources of supply, or changes in earnings estimates by analysts, among other factors. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many small public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

         POTENTIAL FOR FUTURE SALES OF SHARES AND DILUTION. This Prospectus relates to the offering for sale of a total of 1,162,790 shares of Common Stock that may be issued upon conversion of the Notes. Sales, including block sales, of a significant number of Shares in the public market, or the potential for such sales, may have a material adverse effect on the prevailing market price for the Common Stock. The Notes held by the Selling Shareholder are immediately convertible into Common Stock. Conversion of the Notes may cause the interests of current shareholders in the Company to be diluted, possibly significantly. If the market price of the Common Stock rises, the dilutive effect of conversion will increase. See "Selling Shareholder."

         ABSENCE OF DIVIDENDS. The Company anticipates that all of its earnings in the foreseeable future will be retained to finance the continued growth and expansion of its business and has no current intention to pay cash dividends. Under the terms of the Note Purchase Agreement, the Company may not pay cash dividends without the prior written consent of holders of the Notes so long as at least $5,000,000 in principal amount of Notes remain outstanding and the Selling Shareholder or its affiliates continue to own at least a majority of the then outstanding principal amount of the Notes. See "Selling Shareholder."


                                   THE COMPANY

         The Company is a leading developer, producer and marketer of branded low-fat, all-natural, meat replacement alternatives sold to food service and retail outlets. The Company's products include a variety of frozen, meatless items that are low in cholesterol and low in fat. The Company was founded to provide a line of food products in response to the public's growing awareness of the importance of diet to overall health and fitness. The Company believes that the majority of consumers who eat its products are not vegetarians but choose the Company's products for their healthy ingredients, taste and convenience as part of a healthier lifestyle.

         The Company's flagship product, the Gardenburger(R) veggie patty, is the leading veggie patty in the retail grocery, food service, natural food outlet, and club store channels of distribution. The Company's goal is to aggressively expand distribution of the Gardenburger(R) brand in the retail grocery channel and to stimulate awareness and trial of its products through significantly increased levels of advertising and promotion.


         The Company distributes its products to more than 30,000 food service outlets throughout the U.S. and Canada, including several national restaurant chains and smaller local outlets. The Company's products are also distributed to more than 24,000 retail grocery and natural foods outlets, as well as to various club stores.


         The Company was incorporated in Oregon in 1985. Its principal executive offices are located at 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205, and its telephone number is (503) 205-1500.

                               SELLING SHAREHOLDER

         The Selling Shareholder is Dresdner Kleinwort Benson Private Equity Partners LP, the holder of the Notes. All of the Shares that may be acquired by the Selling Shareholder upon conversion of the Notes are being registered pursuant to the Registration Statement of which this Prospectus forms a part, and are being offered hereby.

         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder. However, the conversion of all of the outstanding Notes into Common Stock would result in the cancellation of debt in the aggregate principal amount of $15,000,000.


         The Notes bear interest at the rate of 7 percent per annum, payable semi-annually. Under specified circumstances, interest payments may, at the election of the Company, be made in shares of Common Stock valued at the lower of the conversion price for the Notes and the then current market price. The Notes may be converted at any time prior to maturity on April 1, 2003, in whole or from time to time in part, into shares of the Company's Common Stock, at the sole discretion of the Selling Shareholder. The initial conversion price is $12.90 per share, subject to adjustment for changes in capitalization and other anti-dilution provisions. As a result of the convertibility of the Notes, the Selling Shareholder is deemed to beneficially own 1,162,790 shares of Common Stock, or 11.9 percent of the outstanding shares (including shares issuable upon conversion of the Notes).

         The Company may prepay the principal amount of the Notes, in whole or in part, at any time prior to maturity, subject to a prepayment premium of 2.8 percent of the principal amount if the prepayment occurs between April 1, 2000, and March 31, 2001, and 1.4 percent if the prepayment occurs between April 1, 2001, and March 31, 2002. If the Company prepays any portion of the Notes on or before March 31, 2000, or as a result of an event of default under the Notes, the Company is required to issue warrants to purchase shares of Common Stock in the same number as the repaid principal amount of Notes was convertible into and with an exercise price equal to the then applicable conversion price. The Notes are also subject to special prepayment provisions (including a 20 percent prepayment premium) in the event of a change in control or sale of more than 50 percent of the assets of the Company or if a management change (defined as the cessation of employment of Lyle G. Hubbard, President and Chief Executive Officer, or Richard C. Dietz, Executive Vice President and Chief Financial Officer, of the Company where a successor reasonably satisfactory to the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Notes (the "Majority Holders") is not employed by the Company within 60 days of such cessation of employment) has occurred.

         Under the terms of the Note Purchase Agreement pursuant to which the Notes were purchased, the Company may not, without the prior written consent of the Majority Holders, (i) amend the Company's Articles of Incorporation, Bylaws or the Rights Agreement between the Company and First Chicago Trust Company of New York in a manner materially adverse to the Selling Shareholder's rights and preferences under the Note Purchase Agreement and the Notes, (ii) create a new class or series of securities on a par with or senior to the Notes, or (iii) engage in certain significant corporate transactions, including, but not limited to, a merger or sale of the Company or its business, liquidation or dissolution of the Company, certain business acquisitions, and the incurrence of indebtedness or lease obligations in excess of specified thresholds. So long as at least $5,000,000 in principal amount of the Notes remains outstanding and the Selling Shareholder and its affiliates own at least a majority of the principal amount of Notes outstanding, the Company may not declare any dividends or make any distributions with respect to its capital stock or redeem or purchase any of its capital stock without the prior written consent of the Majority Holders. In addition, so long as any Notes remain outstanding, Paul F. Wenner, Lyle G. Hubbard and the Company have agreed to take all reasonably necessary and desirable actions within their control so that an individual designated by the Majority Holders is elected as a director of the Company (a "Designated Director"). If at any time a Designated Director is not a member of the Board of Directors, the Majority Holders have the right to appoint a representative to attend and observe board meetings at the Company's expense.

         The foregoing is a summary of all of the material terms of the Notes and the Note Purchase Agreement. The form of the Notes and the Note Purchase Agreement are included as exhibits to the Registration Statement of which this Prospectus is a part. You are encouraged to review the terms of the Notes and the Note Purchase Agreement in their entirety. Copies of the Notes and the Note Purchase Agreement may be obtained upon request to the Company as described under "Information Incorporated by Reference."


         The Selling Shareholder has had no material relationship with the Company within the past three years, except that (i) Alexander Coleman, who is Vice President of Dresdner Kleinwort Benson North America LLC and an Investment Partner in the Selling Shareholder's general partner, Dresdner Kleinwort Benson Private Equity Managers LLC, has been elected a director of the Company in accordance with the terms of the Note Purchase Agreement and (ii) Dresdner Kleinwort Benson North America LLC, an affiliate of the Selling Shareholder, received a closing fee of $150,000 in connection with the purchase of the Notes.

                              PLAN OF DISTRIBUTION

         The Selling Shareholder may sell the Shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter market on Nasdaq and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions or in a combination of such transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Shareholder may also sell Shares in accordance with Rule 144 under the Securities Act. The Selling Shareholder may be deemed to be an underwriter of the Shares offered hereby within the meaning of the Securities Act.

         The Company has agreed to keep the registration of the Shares offered hereby effective until the date upon which all of the Shares have been sold or until March 31, 2004, whichever is earlier.

         In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the Company, including fees of the Selling Shareholder's counsel. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to indemnify certain persons, including the Selling Shareholder, its directors, officers, employees, agents, general and limited partners, and controlling persons, against certain liabilities in connection with the Registration Statement or this Prospectus, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Miller, Nash, Wiener, Hager & Carlsen LLP, Portland, Oregon.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are so incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:

Registration Fee...................................................$ 4,425
Legal Fees......................................................... 30,000*
Accounting Fees.................................................... 10,000*
Printing...........................................................  5,000*
Miscellaneous......................................................    575*
                                                                   -------
         Total.....................................................$50,000*
                                                                   =======
--------------
* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         ORS 60.367, a section of the Oregon Business Corporation Act (the "Act"), provides in substance that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

         Under Sections 60.387 to 60.414 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to its best interests, (ii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iii) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and
(iv) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         The registrant's Restated Articles of Incorporation do not contain any provisions regarding indemnification. Section 10.1 of the registrant's 1995 Restated Bylaws, as amended, provides that the registrant shall indemnify its directors and officers to the fullest extent not prohibited by law, including, but not limited to, the Act.

         The registrant's Restated Articles of Incorporation do provide for the elimination of personal liability of directors to the registrant or its shareholders for monetary damages for conduct as a director to the full extent permitted by the Act. Under Section 60.047 of the Act, a corporation may not eliminate or limit the liability of a director for: (A) any breach of the director's duty of loyalty to the corporation or its shareholders; (B) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (C) any unlawful distribution under Section 60.367 of the Act; or (D) any transaction from which the director derived an improper personal benefit.

         The registrant has entered into an indemnity agreement with one of its current directors, Paul F. Wenner. The agreement provides that the registrant will indemnify the director to the fullest extent permitted by law, including the Act, against any obligation to pay a judgment, settlement, penalty, fine or expenses, including attorneys' fees (any of the foregoing, a "Liability") incurred in connection with any proceeding (as defined), including a claim by or in the right of the registrant; provided that no indemnity shall be paid by the registrant (A) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (B) for any transaction from which the director derived an improper personal benefit, (C) for which payment has actually been made to or on behalf of the director under any insurance policy, (D) in connection with any proceeding initiated by the director, with certain exceptions, or (E) on account of Liability under Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of state statutory law.

         The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 16. EXHIBITS.

         The exhibits to the Registration Statement required by Item 601 to Regulation S-K are listed in the index to exhibits appearing at page II-6.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated herein by reference;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that is incorporated herein by reference;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 29th day of July, 1998.


                                 GARDENBURGER, INC.


                                 By:   /s/ Lyle G. Hubbard
                                       -------------------------------------
                                       Lyle G. Hubbard
                                       President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and as of the 29th day of July, 1998.

Signature                                            Title

PRINCIPAL EXECUTIVE OFFICER:


/s/ Lyle G. Hubbard                         Director, President and Chief
----------------------------                Executive Officer
Lyle G. Hubbard


PRINCIPAL FINANCIAL
AND ACCOUNTING OFFICER:


/s/ Richard C. Dietz                        Executive Vice President, Chief
----------------------------                Financial Officer, Secretary and
Richard C. Dietz                            Treasurer

A MAJORITY OF THE BOARD OF
DIRECTORS:


RICHARD L. MAZER*                           Director
MARY O. McWILLIAMS*                         Director
MICHAEL L. RAY*                             Director
E. KAY STEPP*                               Chairman of the Board
PAUL F. WENNER*                             Founder, Chief Creative Officer
                                              and Director


*By: /s/ Richard C. Dietz
     --------------------
         Richard C. Dietz
         Attorney-in-Fact

                                  GARDENBURGER

                                  EXHIBIT INDEX


Exhibit No.                Description
-----------                -----------

4.1                        Instruments defining the rights of security holders.
                           See Article II, Sections 3, 4, and 5 of Restated Articles of Incorporation, incorporated by reference to the registrant's Form 10-Q Quarterly Report for the quarter ended September 30, 1997, and Article I of the registrant's 1995 Restated Bylaws, as amended April 21, 1998, incorporated by reference to Exhibit 3 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.

4.2 Rights Agreement between the registrant and First Chicago Trust Company of New York, dated April 25, 1996 ("Rights Agreement"), incorporated by reference to the registrant's Current Report on Form 8-K filed May 8, 1996.

4.3 Amendment No. 1 dated as of March 26, 1998, to the Rights Agreement, incorporated by reference to
                           Exhibit 10.3 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.

5                          Opinion of Miller, Nash, Wiener, Hager & Carlsen
                           LLP.*

10.1 Note Purchase Agreement dated as of March 27, 1998 between the registrant and Dresdner Kleinwort Benson Private Equity Partners LP, incorporated by reference to Exhibit 10.4 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.

10.2 Gardenburger, Inc., Convertible Senior Subordinated Note dated March 27, 1998, incorporated by reference to Exhibit 10.5 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.

10.3 Registration Rights Agreement dated as of March 27, 1998 between the registrant and Dresdner Kleinwort Benson Private Equity Partners LP, incorporated by reference to Exhibit 10.6 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.

23.1                       Consent of Arthur Andersen LLP.

23.2                       Consent of Miller, Nash, Wiener, Hager & Carlsen LLP
                           (included in Exhibit 5).

24                         Power of Attorney of certain officers and directors.*
--------------
*  Previously filed.